Exhibit 99.1

Vermillion Completes $17.6 Million Warrant Exercise

AUSTIN, Texas — December 19, 2013 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, announced that Oracle Investment Management, Jack W. Schuler, Matthew W. Strobeck and certain other investors have exercised warrants to purchase 12.1 million shares of Vermillion common stock at an exercise price of $1.46 per share.

The warrants were issued in conjunction with an equity financing transaction that closed on May 13, 2013. With the exercise of the warrants, Vermillion received $17.6 million in proceeds, bringing the total investment by investors in the May 2013 equity financing transaction to approximately $30.9 million, before transaction costs. Emerging Growth Equities, Ltd. advised Vermillion on the equity financing transaction.

Proceeds from the warrant exercise will be used to increase test sales and improve reimbursement for OVA1, expand commercial opportunities in the U.S. and new markets and advance one or more next-generation ovarian cancer diagnostic tests.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women's health.

The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statement

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995 that involve significant risks and uncertainties including statements regarding Vermillion's expected cash outlay and Vermillion’s ability to regain traction in reimbursement. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to

Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013, filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q filed with the SEC. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860